Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is between Harvest Natural Resources, Inc., a Delaware corporation (the “Company”), and Robert Speirs, with a residence at 177 Tanjong Rhu Road, Tower A3 20-1, Singapore (“Consultant”), and is effective as of the latest date set forth beside the signatures of the parties on the signature page of this Agreement (the “Effective Date”).

RECITALS:

WHEREAS, Consultant was employed by the Company as Senior Vice President of Operations and was responsible for overseeing and managing the Company’s Global operations

WHEREAS, the Company sold its remaining assets in Gabon on April 10, 2017;

WHEREAS, the Company is currently in the process of liquidating and dissolving and as part of the liquidation and dissolution process the Company terminated Consultant’s employment with the Company effective April 30, 2017 because the Company no longer needed the services of Consultant on a full time basis;

WHEREAS, the Company anticipates that the Company may need the services of Consultant on a limited basis during 2017 to respond to questions and resolve issues that the Company may have regarding the Gabonese assets and the sale of such assets, the Company desires to have Consultant available to assist the Company with any such matters that may arise; and

WHEREAS, the Company and Consultant have agreed to memorialize the terms and conditions upon which Consultant will provide services to the Company.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1. SERVICES AND NATURE OF RELATIONSHIP

1.1 Engagement. The Company hereby retains Consultant to consult with and assist the Company during the Service Term (as that term is defined in Section 2.1) with respect to matters and issues designated by the Company concerning the Gabonese asset. Consultant hereby accepts such appointment and agrees to perform all services under this Agreement timely, diligently, in a good and workmanlike manner, and to the satisfaction of Company.

1.2 Reporting Relationship and Assignment. Consultant shall report to the President and Chief Executive Officer of the Company or to such other person or persons as the Company may designate in writing to Consultant from time to time.

1.3 Method of Performing Services. Consultant, as an independent contractor, shall determine the method, details, and means of performing any services furnished pursuant to this Agreement, but the results of the services provided must meet the approval and requirements of the Company. Consultant will devote sufficient time, attention and energies to the services to be provided to the Company and diligently perform such duties. Subject to the provisions of this Agreement, during the Service Term Consultant may be employed by, perform services for, or be retained by such other persons or entities as Consultant determines.

1.4 Compliance with Law and Company Policy. Consultant acknowledges that he previously has been provided a copy of, and has read and understands, the Company’s Code of Business Conduct and Ethics (the “Code”) and the Company’s Compliance Manual (the “Compliance Manual”), and Consultant agrees throughout the Service Term:

(a) to comply with all policies of the Company and its subsidiaries and affiliates, including, without limitation, the Code and the Compliance Manual;

(b) to comply with all applicable laws and regulations, including, without limitation, such laws and regulations of the United States and Gabon; and

(c) to promptly report, as provided in the Code, any violation or suspected violation of any law, regulation or Company policy.

This provision does not obligate the Company to police Consultant’s compliance with the Code, laws, regulations or Company policies and does not impose any obligation on the part of the Company or its affiliates under such laws, regulations or Company policies. Nothing contained in this provision shall be interpreted as enlarging the legal duty of the Company or its affiliates to Consultant or any other person or alter the status of Consultant as an independent contractor as set forth in this Agreement.

The preceding paragraphs of this provision are agreed to by both the Company and Consultant to be of the highest importance. A breach or violation of any of the terms of this provision by Consultant will be a material breach of this Agreement.

1.5 No Authority to Bind. Consultant shall have no authority to obligate the Company in any manner whatsoever without the express and specific prior written consent of the President and Chief Executive Officer of the Company permitting Consultant to do so, including, without limitation, incurring any expenses or entering into contracts for the benefit of or on behalf of the Company.

1.6 Status as Independent Consultant. Consultant acknowledges and agrees that, in performing services pursuant to this Agreement, Consultant shall be serving as an independent contractor. Consultant agrees that Consultant is not and will not become an employee of the Company or any of its subsidiaries while this Agreement is in effect. Consultant agrees that the provision of services pursuant to this Agreement will not entitle Consultant to any rights or benefits afforded to the employees of the Company and its subsidiaries, including such benefits as coverage under worker’s compensation insurance, health insurance, sick leave, retirement benefits or any other employment benefit.

1.7 Payment of Taxes. Consultant acknowledges that Consultant is solely responsible for paying when due all self-employment, income and other taxes imposed as a result of or in connection with the compensation paid by the Company to Consultant for the services rendered under this Agreement and the Company shall report the compensation paid pursuant to this Agreement on the appropriate form. Consultant hereby indemnifies, and undertakes to defend the Company and hold it free and harmless from and against any demands or claims for any taxes, interest or penalties assessed by any taxing authority with respect to amounts paid to Consultant pursuant to this Agreement.

2. TERM AND TERMINATION

2.1 Term. Consultant shall provide services under this Agreement during the period beginning on May 1, 2017 through July 31, 2017 or such earlier date elected by the Company pursuant to Section 2.2 (the “Service Term”).

2.2 Termination. The Company may elect to end the Service Term:

(a) as of the last day of any calendar month occurring prior to July 2017 by providing to Consultant notice of the Company’s election no less than five (5) days prior to the end of such month;

(b) as of the date Consultant dies; or

(c) at the time Consultant materially breaches the terms of this Agreement or otherwise materially fails to provide the services contemplated by this Agreement.

3. FEES AND EXPENSES

The Company shall compensate Consultant for services rendered pursuant to this Agreement during the Service Term as follows:

3.1 Rates.

(a) For each calendar month that begins and ends during the Service Term, the Company will pay Consultant a base retainer fee of $10,000 (the “Retainer Fee”), irrespective of the number of hours Consultant provides services to the Company under this Agreement during such month. If the Service Term begins after the first day of a calendar month or ends before the last day of a calendar month, the Retainer Fee will be prorated by multiplying the Retainer Fee amount by the quotient of (i) the number of days in such month that are included in the Service Term divided by (ii) the total number of days in such month; provided, however, if the Service Term is terminated by the Company pursuant to Section 2.2(c) no Retainer Fee will be payable for the month in which the Service Term so ends.

(b) If during a calendar month during the Service Term Consultant provides more than 40 hours of services during such month:

(i) the Company will pay Consultant an additional hourly fee of $250.00 for each hour worked during such month in excess of 40 hours; and

(ii) Consultant will provide the Company, within 10 days after the end of that calendar month, a timesheet describing the services Consultant provided during such month including the dates and number of hours of service Consultant provided under this Agreement.

3.2 Timing of Payments. The Company will pay to Consultant the Retainer Fee earned for a month during the Service Term on the last day of such month. The Company will pay to Consultant the amount payable under Section 3.1(b)(i) for a month during the Service Term no later than the last day of the following month.

3.3 Expense Reimbursements. As provided in Section 1.5, Consultant is not authorized to incur expenses on behalf of the Company. If Consultant is expressly authorized, as described in Section 1.5, to incur expenses such authorization will include any basis for reimbursing Consultant for such amounts incurred.

4. ADDITIONAL COVENANTS BY CONSULTANT

4.1 Property of the Company. Consultant covenants and agrees that upon the termination of the Service Term for any reason or, if earlier, upon the Company’s request, Consultant shall promptly return all Property which had been entrusted or made available to Consultant by the Company or its affiliates. The term “Property” shall mean all records, files, memoranda, reports, price lists, drawing, plans, sketches, keys, codes, computer hardware and software and other property of any kind or description prepared, used or possessed by Consultant during the Service Term (and any duplicates of any such property) which relate to the former or current business, products or services of the Company or its affiliates.

4.2 Confidential Information. Consultant covenants and agrees that during the Service Term and thereafter he shall hold in a fiduciary capacity for the benefit of the Company and each of its affiliates, and shall not directly or indirectly use or disclose, any of the former or current Confidential or Proprietary Information of the Company or its affiliates that Consultant may have acquired (whether or not developed or compiled by Consultant and whether or not Consultant is authorized to have access to such information) prior to or during the Service Term. The term “Confidential or Proprietary Information” shall mean any secret, confidential or proprietary information of the Company or an affiliate that has not become generally available to the public by the act of one who has the right to disclose such information without violation of any right of the Company or its affiliates or other owner thereof.

4.3 Conflict of Interest and FCPA. Consultant covenants and agrees that Consultant will not receive during the Service Term and represents that Consultant has not received prior to the Service Term any payments, gifts or promises with respect to the current or former business of the Company and its affiliates. Consultant shall not make any payments, loans, gifts or promises or offers of payments, loans or gifts, directly or indirectly, to or for the use or benefit of any official or employee of any government, political party or candidate for political office or to any other person if Consultant knows, or has reason to believe, that any part of such payments, loans or gifts, or promise or offer, would violate the laws or regulations of any country, including, without limitation, the United States of America, having jurisdiction over Consultant, the Company or any of the Company’s affiliates. By signing this Agreement, Consultant acknowledges that he has not made and will not make any payments, loans, gifts, promises of payments, loans or gifts to or for the use or benefit of any official or employee of any government, political party or candidate for political office or to any other person which would violate the laws or regulations of any country, including, without limitation, the United States of America, having jurisdiction over Consultant, the Company or any of the Company’s affiliates.

4.4 Reasonable and Continuing Obligations. Consultant agrees that Consultant’s obligations under Section 4 are obligations which will continue beyond the date the Service Term terminates and that such obligations are reasonable and necessary to protect the Company’s legitimate business interests. The Company additionally shall have the right to take such other action as the Company deems necessary or appropriate to compel compliance with the provisions of this Section 4 (including, without limitation, seeking a court order for specific performance).

5. GENERAL PROVISIONS

5.1 Notice. Notices and all other communications shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail. Notices to the Company shall be sent to the Vice President and General Counsel of the Company at khead@harvestnr.com or 1177 Enclave Parkway Suite 300, Houston, Texas 77077. Notices and communications to Consultant shall be sent to the Consultant’s address provided above or at maudigi@hotmail.com. Either party may change its/his address by providing notice to the other party consistent with the terms of this section.

5.2 Assignment/Subcontracting. This Agreement, and all duties and obligations hereunder are personal in nature, and Consultant shall not assign this Agreement, or any portion hereof, voluntarily or involuntarily by operation of law, or enter into any subcontract for the performance of any services under this Agreement, or any portion thereof. The Company may assign this Agreement to any affiliate or successor of the Company.

5.3 Governing Law. This Agreement and all matters relating to the meaning, validity or enforceability thereof and the performance of the services hereunder shall be governed by the laws of the State of Texas, exclusive of its conflict of laws rule.

5.4 Arbitration. SUBJECT TO THE PROVISIONS OF SECTION 4.4 OF THIS AGREEMENT, ANY UNRESOLVED DISPUTE OR CONTROVERSY BETWEEN CONSULTANT AND THE COMPANY ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT SHALL BE SETTLED EXCLUSIVELY BY ARBITRATION, CONDUCTED BEFORE A SINGLE ARBITRATOR IN ACCORDANCE WITH THE RULES OF THE AMERICAN ARBITRATION ASSOCIATION THEN IN EFFECT. THE ARBITRATOR SHALL NOT HAVE THE AUTHORITY TO ADD TO, DETRACT FROM, OR MODIFY ANY PROVISION HEREOF. A DECISION BY THE ARBITRATOR SHALL BE IN WRITING AND WILL BE FINAL AND BINDING. JUDGMENT MAY BE ENTERED ON THE ARBITRATOR’S AWARD IN ANY COURT HAVING JURISDICTION. THE ARBITRATION PROCEEDING SHALL BE HELD IN HOUSTON, TEXAS.

5.5 Entire Agreement and Modification. This Agreement supersedes any and all agreements, either oral or written, between the parties with respect to the rendering of consulting services by Consultant for the Company, and contains all representations, covenants and agreements between the parties with respect to the rendering of such services by Consultant. Any modification of this Agreement will be effective only if it is in writing and signed by the party to be charged.

5.6 Severability. If any term, provision, covenant or condition of this Agreement shall be or become illegal, null, void or against public policy, or shall be held by an arbitrator to be illegal, null or void or against public policy, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected, impaired or invalidated thereby. The term, provision, covenant or condition that is so invalidated, voided or held to be unenforceable shall be modified or changed by the parties to the extent possible to carry out the intentions and directives set forth in this Agreement.

5.7 Successors and Assigns. Except as restricted herein, this Agreement shall be binding on and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors and permitted assigns.

5.8 Waiver. No waiver of any provision or consent to any action shall constitute a waiver of any other provision or consent to any other action, whether or not similar. No waiver or consent shall constitute a continuing waiver or consent or commit a party to provide a waiver in the future except to the extent specifically set forth in writing. Any waiver given by a party shall be null and void if the party requesting such waiver has not provided a full and complete disclosure of all material facts relevant to the waiver requested. No waiver shall be binding unless executed in writing by the party making the waiver.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date(s) set forth below.

HARVEST NATURAL RESOURCES, INC.

Date: April 30, 2017	By:	/s/ James A. Edmiston
	Title:	President and Chief Executive Officer

Date: April 30, 2017		/s/ Robert Speirs
Robert Speirs